Exhibit 99.1

For Additional Information:                           FOR IMMEDIATE RELEASE
Connie Ayres LaPlante
Treasurer
740-588-2265

                        FIRST FEDERAL BANCORP REPORTS
                           THIRD QUARTER EARNINGS

ZANESVILLE, Ohio (July 27, 2004) First Federal Bancorp, Inc. (NASDAQ:
FFBZ), today reported results for the three months and nine months ended June 30, 2004.

J. William Plummer, President and Chief Executive Officer, stated, "We are pleased with the Bank's growth in assets during the three months ended June 30, 2004. This marked the sixth consecutive quarter of an increase in net loans outstanding versus the prior year. Our third quarter 2004 results reflected the impact of lower interest rates versus the prior year and a reduction in non-interest expenses compared to a year ago due to a one-time expense in the third quarter 2003. We remain focused on targeted asset growth, maintaining strong credit quality, and achieving improved long-term performance."

Third Quarter Results
---------------------

Net interest income was $2,130,000 for the three months ended June 30, 2004 versus $2,157,000 a year ago. This 1.3% decline was impacted by an increase in variable rate mortgages in the loan portfolio and a shift in savings to lower yielding accounts from certificates of deposit during the past year. As a result, net interest margin declined to 3.35% for the third quarter 2004 from 3.76% the prior year.

Non-interest income declined to $411,000 for the third quarter 2004 from $618,000 last year. This was principally due to a $186,000 reduction in gain on loans sold due to a reduction in loans originated for sale during the third quarter 2004. Service charges on deposit accounts increased $44,000 for the third quarter 2004 compared to a year ago, while other fee income was $65,000 below the prior year due to a gain from the sale of a building during the third quarter 2003.

Non-interest expense was $1,678,000 for the third quarter 2004 or $320,000 below the same period last year. This difference was primarily due to a $314,000 one-time expense recorded in the third quarter 2003 to fund termination of First Federal's defined benefit plan. Salaries and benefits, attributable to normal pay increases, and professional fees were higher for the third quarter 2004 compared to a year ago.

Net income increased to $415,000 for the three months ended June 30, 2004 from $388,000 for the same period last year. Net income per diluted share was $0.12 for both periods.

Nine-Month Results
------------------

Net interest income was $6,365,000 for the nine months ended June 30, 2004 compared to $6,358,000 for the same period last year. A decline in interest rates on deposits combined with a shift in savings to lower yielding accounts offset a reduction in interest income that resulted from lower interest rates compared to last year.


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Non-interest income rose 8.6% to $1,388,000 for the first nine months of fiscal 2004. This was due to the recovery of mortgage servicing rights impairment on loans sold in the secondary market, increases in service charges on deposits and other fee income, and other income.

Non-interest expense was $5,222,000 for the first nine months of fiscal 2004 versus $5,387,000 last year. This year-over-year difference was principally due to a $314,000 one-time expense recorded in the third quarter 2003 which was partially offset by higher salaries and benefits due to annual pay increases as well as additional costs for professional fees during the fiscal 2004 year-to-date period.

Net income was $1,315,000 for the first nine months of fiscal 2004 compared to $1,306,000 for the same period last year. Net income per diluted share was $0.39 for the nine months ended June 30, 2004 and 2003, respectively.

Balance Sheet
-------------

Total deposits rose 8.7% to $178,775,000 at June 30, 2004 compared to $164,447,000 at year-end fiscal 2003. This was principally due to an increase in jumbo deposits, which exceed $100,000 per account, as well as higher balances for various checking account products.

Total assets increased 10.1% to $258,197,000 at June 30, 2004 from $234,528,000 at September 30, 2003. Most of this increase was due to growth in net loans outstanding, which rose 9.9% to $225,857,000 at June 30, 2004 compared to September 30, 2003. Approximately one-half of the June 30, 2004 increase compared to September 30, 2003 was represented by residential real estate loans, followed by higher consumer automobile loans, non-residential real estate and commercial loans, home equity loans and other consumer loans. Return on average assets was 0.65% for third quarter 2004 versus 0.68% for the same period last year.

Total shareholders' equity improved to $22,913,000 at June 30, 2004, which represents $6.80 per diluted common share compared to $6.59 at year-end 2003. The return on average common shareholders' equity rose to 7.28% for third quarter 2004 versus 7.19% a year ago.

Asset Quality
-------------

First Federal's asset quality remains favorable compared to industry peers. Non-performing assets to total assets were 0.41% at June 30, 2004 versus 0.31% at June 30, 2003. The loan loss allowance was 0.81% of net loans outstanding at June 30, 2004 compared to 0.79% on the same date in 2003.

Share Repurchase Program
------------------------

The stock repurchase program approved by the Board of Directors in 2002 expired on June 30, 2004. During this period 74,700 shares were repurchased at an average price of $7.55 per share. At June 30, 2004 there were 3,286,221 common shares outstanding.

First Federal Bancorp, Inc. is the parent company of First Federal Savings Bank of Eastern Ohio, whose primary markets include Coshocton, Guernsey, Licking, Morgan, Muskingum, Perry, and Tuscarawas counties. Additional information is available by contacting Connie Ayres LaPlante, Treasurer, First Federal Bancorp, Inc., at (740) 588-2265.


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Statements made in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are based on information presently available to management. The Company assumes no obligation to update any forward-looking statements.



                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS
                  (In thousands, except per share amounts)


                                       At June 30,     At Sept. 30,
                                          2004             2003

Selected Financial Condition Data:
Assets                                  $258,197         $234,528
Loans, net                              $225,857         $205,478
Mortgage-backed securities                  $237             $303
Investment securities                     $7,677           $8,168
FHLB stock                                $4,928           $4,783
Deposits                                $178,775         $164,447
Total equity                             $22,913          $22,078
Total equity per share                     $6.80            $6.59


                                          Three Months Ended           Nine Months Ended
                                               June 30,                     June 30,
                                          2004          2003          2004          2003
                                          ----          ----          ----          ----

Selected Operations Data:
Total interest income                   $   3,380     $   3,463     $  10,091     $  10,569
Total interest expense                      1,250         1,306         3,726         4,211
                                        ---------     ---------     ---------     ---------

Net interest income                     $   2,130     $   2,157     $   6,365     $   6,358
Provision for loan losses                     229           186           522           256
                                        ---------     ---------     ---------     ---------

Net interest income after provision
 for loan losses                        $   1,901     $   1,971     $   5,843     $   6,102
Noninterest income                            411           618         1,388         1,278
                                        ---------     ---------     ---------     ---------
Noninterest expense                         1,678         1,998         5,222         5,387
                                        ---------     ---------     ---------     ---------

Income before income tax                $     634     $     591     $   2,009     $   1,993
Provision for income tax                      219           203           694           687
                                        ---------     ---------     ---------     ---------

Net income                              $     415     $     388     $   1,315     $   1,306
                                        =========     =========     =========     =========

Earnings per share:
  Basic                                 $     .13     $     .12     $     .40     $     .40
                                        =========     =========     =========     =========
  Diluted                               $     .12     $     .12     $     .39     $     .39
                                        =========     =========     =========     =========

Weighted average common and common
 equivalent shares:

  Basic                                 3,286,214     3,218,695     3,271,363     3,237,021
                                        =========     =========     =========     =========
  Diluted                               3,376,195     3,333,350     3,371,231     3,353,731
                                        =========     =========     =========     =========


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                         FIRST FEDERAL BANCORP, INC.

                            FINANCIAL HIGHLIGHTS


                                                           At or for the Three Months    At or for the Nine Months
                                                                 Ended June 30,                Ended June 30,
                                                                 2004     2003                2004        2003
                                                                 ----     ----                ----        ----

Selected Financial Ratios And Other Data:

Performance Ratios (Annualized):
  Return on average assets                                       0.65%      0.68%             0.71%       0.77%
  Return on average equity                                       7.28%      7.19%             7.80%       8.11%
  Interest rate spread:
    Average during period                                        3.40%      3.83%             3.76%       3.80%
  Net interest margin                                            3.35%      3.76%             3.45%       3.74%
  Noninterest expense to average assets                          2.64%      3.48%             2.83%       3.17%

Quality Ratios:
  Nonperforming assets to total assets at end of period          0.41%      0.31%             0.41%       0.31%
  Efficiency ratio                                              61.58%     67.62%            63.03%      65.57%
  Loan loss allowance to net loans at end of period              0.81%      0.79%             0.81%       0.79%

Capital Ratios:
  Total equity to total assets at end of period                  8.87%      9.23%             8.87%       9.23%
  Average interest-earning assets to
   average interest-bearing Liabilities                        106.95%    106.72%           107.35%     106.57%

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